Exhibit 99.1


FOR IMMEDIATE RELEASE                                August 27, 1998

For further information contact:                     Barry R. Pearl
                                                     Vice President Finance, CFO

                            MAVERICK TUBE CORPORATION
                  Acquires Assets to Enter Drawn Tubing Market


         St.  Louis,   August  27,  1998  ----   Maverick  Tube   Corporation
(NASDAQ/NMS-MAVK) announced today that is has reached agreement with PMAC, Ltd., of Houston, Texas to purchase those assets used in the production of cold drawn tubular products at its facilities in Beaver Falls, PA. The purchase price is in excess of $11 million and will be funded by additional borrowings from current lenders.

         The facility was originally built an operated by Babcock and Wilcox and was closed during the 1980's. PMAC purchased the assets from Babcok and Wilcox and began operating the cold drawn tubular assets during 1995. Currently operating at modest rates, approximately 25 people are employed there. Maverick plans to upgrade certain assets.

         Gregg Eisenberg, Maverick's President and CEO stated "We are very excited about this opportunity and had been studying the Drawn Over Mandrel
(DOM) business for some time. The market for these products has been growing and we believe we can successfully enter the market given current customer acceptance of our Structural Tubing (HSS) products. We believe that we can attain similar market shares for DOM products as we have for our HSS products. If we achieve this, DOM products can contribute substantially to Maverick earnings within the next year There are several synergies between the operation we are purchasing and our existing plants. We will supply up to 80% of the raw materials for drawing from production at our current facilities in Arkansas and Texas. Ultimately the volume going into DOM products will supply a nice base load on our facilities there. There are other good fits between our industrial business and the DOM business as well."

         Eisenberg went on to say "We are also pleased with the facility we are acquiring in Beaver Falls, PA. The equipment has some unique capabilities that we believe we can exploit. In addition, the location is advantageous relative to market demand and labor availability. The assistance provided by the State of Pennsylvania was also critical to us in making our decision to operate these assets in Beaver Falls. We look forward to being an important employer in the area."

         Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry in drilling, production and surface transportation applications as well as industrial tubing products (HSS and standard pipe) used in various industrial applications.